Exhibit 3.73

CERTIFICATE OF FORMATION

of

FDFS HOLDINGS, LLC

This Certificate of Formation of FDFS Holdings, LLC (the “LLC”), dated June 8, 2000 is being duly executed and filed by Joseph C. Mullin, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. § 18-101 et seq.) (the “LLC” Act”).

FIRST.                                      The name of the limited liability company formed hereby is FDFS Holdings, LLC.

SECOND.                      The address of the registered office of the LLC in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD.                                   The LLC’s existence will be perpetual.

FOURTH.                       The business purpose of the LLC is any purpose permitted pursuant to the LLC Act.

FIFTH.                                       The initial member of the LLC is Integrated Payment Systems Inc., a Delaware corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Joseph C. Mullin
Joseph C. Mullin
Authorized Person